Exhibit 10.2
[Translation from Hebrew]
EMPLOYMENT AGREEMENT
Made and executed in Tel Aviv, this 1st day of September, 2001

BETWEEN:	Metabogal Ltd. (corporate no. 51-190328-8) Of the Kiryat Shmona Industrial Zone (hereinafter: “the Company”)
of the one part

AND:	Dr. Yoseph Shaaltiel (I.D. 05174848-1) Of: Beit Hillel (hereinafter: “the Employee” or “the R&D Director”)
of the other part

WHEREAS	The Company is engaged in biotechnology; and

WHEREAS	The Employee is desirous of working for the Company in the position of the Company’s R&D Director; and

WHEREAS	The Company is desirous of employing the Employee in the position of the Company’s R&D Director, all pursuant and subject to the provisions hereinafter contained;
It is therefore declared, stipulated and agreed between the parties as follows:

1.	Preamble, Appendices and interpretation
1.1	The preamble and the Appendices hereto constitute an integral part thereof and are to be read as one with the remaining clauses thereof.

1.2	The headings to the clauses are for ease of reference only and are not to be applied in the interpretation of this Agreement.
2.	Declarations of the parties

The parties declare and acknowledge as follows:
2.1	This Agreement is personal and special, and regulates the relationship between the Company and the Employee and no general or special collective agreement will therefore apply to the Employee.

2.2	This Agreement encompasses all the payments and/or benefits and/or other conditions of any kind whatsoever to which the Employee is entitled from the Company.

2.3	No custom between the Company and other employees (if any) or practice will apply to the relationship between the Employee and the Company unless expressly adopted by this Agreement and to the extent so adopted. If the Company grants the Employee in a certain case or cases, any benefit or payment that has not been specified in this Agreement – the grant thereof will not create a custom between the parties or obligate the Company in any other or additional cases.

3.	Description of the position

It is hereby agreed that the Employee will work at and be employed by the Company in the position of the Company’s R&D Director.

4.	Undertakings of the Employee
4.1	The Employee undertakes to devote all his working time, energies, skills, knowledge and experience to his work in the Company, to work loyally for the Company and use his best efforts to advance the Company’s business and affairs.

4.2	The Employee undertakes not, for the duration of his employment with the Company, to engage, directly or indirectly, in any other or additional work or employment, either during or after working hours, for consideration or otherwise, unless he receives the prior written consent of the Company and approval thereto.

4.3	The Employee will not accept in connection with his employment at the Company any consideration or benefit whatsoever from any party, including from customers or suppliers of the Company, either directly or indirectly.

4.4	The Employee undertakes to notify the Company immediately of any matter or thing in which he has a personal interest or that could constitute a conflict of interest with his work at the Company.
5.	Salary
5.1	The Employee’s salary will be $7,000 (seven thousand dollars) gross per month[1] which will be paid to him by the 9th of each month in respect of the preceding month (hereinafter: “the Salary”).

5.2	The Salary will be linked, without any capped limit, to the Cost of Living Index (“Tosefet Hayoker”) that will be fixed from time to time pursuant to the provisions of the general agreements in the economy regarding the Cost of Living Index (hereinafter: “the Updated Salary”).

5.3	The Board of Directors of the Company will discuss the terms of the Employee’s Salary once a year.
6.	Manager’s Insurance
6.1	The Company will preserve the continuity of the Employee’s managers insurance policy (or – the Company will acquire manager’s insurance for the Employee), as it did, immediately prior to the execution of this Agreement. Calculation of the contributions to the pension insurance plan will be made based on the gross monthly Salary.

The contributions to the pension insurance plan will be as follows:

8.3% for severance compensation –	to be contributed by and at the expense of the Company.

[1]	$7,000 will be translated into new Israeli shekels on the date of the execution of this Agreement.

5% for provident payments –	to be contributed by and at the expense of the Company.

5% for provident payments –	to be deducted, with the consent of the R&D Director, from the monthly Salary and contributed at his expense.

2.5% for working disability allowance -	to be contributed by and at the expense of the Company.
6.2	The manager’s insurance policy will be owned by the Company from the date of the Employee commencing his employment, and will pass to the Employee’s ownership in the event of a termination of the employer-employee relationship between the Company and the Employee, provided such termination has not occurred in the circumstances set out in clause 13.2 hereof.

6.3	Should the working relationship between the Employee and the Company come to an end in the circumstances set out in clause 13.2 hereof, all the sums accrued according to the manager’s insurance policy before the commencement of his employment with the Company, will be transferred to the Employee from the manager’s insurance save that out of the sums that have accrued from the date of the commencement of his employment with the Company there will be transferred to the Employee from the manager’s insurance, the sums that have accrued in respect of the Employee’s contributions only, and the amounts that have accrued on account of severance pay only, will be refunded to the Company.
7.	Study fund

The Employer will set aside for the Employee’s benefit in a Clal Study fund (hereinafter: “the Study Fund”) on account of the Employer 7.5% of the amount of the monthly Salary as existing from time to time (hereinafter: “the Employer’s Contribution”), up to the ceiling recognized by the income tax authorities. The Employee will contribute to the Study Fund, in addition to the Employer’s contributions, 2.5% of his monthly Salary as existing from time to time (hereinafter: “the Employee’s Contributions to the StudyFund”).

The Employee hereby agrees to the Employer deducting from his monthly Salary, the Employee’s contribution to the Study Fund. The Employee’s signature on this Employment Agreement will be tantamount to the giving of irrevocable instructions to the Employer.

8.	Working hours
8.1	The Employee hereby declares and acknowledges that he is employed by the Company in management positions, that his work and position in the Company require a special method of personal trust and that the terms of his employment do not allow the Company to supervise his work and rest hours, and, therefore, the Work and Rest Hours Law, 5711-1951 does not apply to him.

8.2	The Employee hereby declares and acknowledges that he is aware and agrees that his employment with the Company will require him to work also at hours outside the usual working hours and he undertakes to work overtime in accordance with the Company’s requirements and pursuant to the needs of the work. The

Employee’s Salary has been set taking into account that stated above, and he will not be entitled to any additional payment for working overtime.
9.	Fringe Benefits
9.1	Vacation leave

The R&D Director will be entitled to 24 vacation days per year, and proportionately for part of the year. In reckoning the vacation days, Saturdays and Festivals will not be taken into account. The date of the vacation will be arranged between the R&D Director and the Company’s management. The Company will pay the R&D Director on the annual vacation days his Salary in full and all the benefits and ancillary fringe benefits. The vacation days may be accumulated up to a maximum of 48 days or may be encashed, at the discretion of the R&D Director.

9.2	Sick leave

The Employee will be entitled to 30 calendar days sick leave per year. The sick leave may be accumulated in accordance with the law. For the duration of the Employee’s sickness – until the expiration of the sick leave to which the Employee is entitled, the Company will pay the R&D Director the monthly Salary in full and all the benefits and accompanying fringe benefits from the first day of sickness, less disability allowance payments that will be paid by the insurance company in respect of the sick leave to which the Employee is entitled. Sick leave may not be redeemed in cash.

9.3	Vacation allowance

The Employee will be entitled to payment of vacation allowance pursuant to the provisions of the Extension Order regarding the Employee’s participation in vacation costs and holiday, according to the Collective Agreements Law, 5717-1957 or any other law in substitution therefor, for 12 vacation days per year.
10.	Cellular telephone

The Employee is entitled to a cellular telephone of the Company and the maintenance and user expenses will be borne by the Company.

11.	Company Vehicle
11.1	The Company will provide the Employee with a suitable vehicle matching the requirements of his position ( ), in which an automatic fuelling device will be installed (of the type prescribed by the Company). The class of the vehicle, engine capacity and year of manufacture will be at the Company’s absolute discretion. The Company may change the vehicle in the Employee’s possession from time to time, at its discretion.

11.2	The vehicle will be owned by the Company and the Company will bear all the maintenance and user costs thereof. The Employee’s family members will be entitled to use the vehicle after working hours, and at weekends.

12.	Expenses

The Employee will be entitled to reimbursement of expenses incurred by him in connection with his position in the Company pursuant to the Company’s procedures as set from time to time, against appropriate receipts being furnished. Reimbursement of the expenses will be made on the payment date of the Salary in respect of receipts provided by the Employee to Accounts by the 20th of each preceding month, for the month in which the Salary will be paid.

13.	Term of the Agreement
13.1	This Agreement will enter into effect as of the execution hereof, and is made for an indefinite period and may be brought to an end by the Company’s Board of Directors, by prior notice of not less than 90 days. Notwithstanding the foregoing it is hereby agreed, that the Employee will not be entitled to give a notice of the termination of his employment according to this Agreement before 33 months have elapsed from the date of the execution thereof. It is hereby further agreed that notwithstanding the foregoing, the Company reserves the right to dismiss the Employee immediately, provided that the Company pays him prior notice redemption monies.

13.2	Notwithstanding the foregoing the Company will be entitled to terminate this Agreement, without any prior notice, upon the occurrence of one or more of the following events:
13.2.1	The Employee has been convicted of an infamous offence;

13.2.2	The Employee has betrayed his position with the Company or has breached his fiduciary duty towards it;

13.2.3	The Employee has breached his Confidentiality duty towards the Company;

13.2.4	The Employee has wilfully caused or wilfully assisted others to cause damage to the Company or its property.
13.3	Where the Employee has been dismissed by the Company in the circumstances set out in clause 13.2 above, the Company may immediately terminate payment of the Employee’s Salary and payment of the fringe benefits and immediately cease providing a vehicle and cellular telephone to the Employee’s use, in which case the Employee will not be entitled to receive any sum from the Company except as stated in clause 6.3 above.

13.4	The Employee undertakes, upon the termination of his employment with the Company, for any reason whatsoever, to hand over his position in an orderly fashion and fully co-operate with such person as the Company will instruct, and hand over to the Company all the documents, information, equipment and material that has reached him or that has been prepared by him in connection with his employment at the Company.
14.	Confidentiality
14.1	The Employee hereby declares and acknowledges that he is aware that the information and knowledge of any kind whatsoever that has been or will be conveyed to him and/or which has or will reach his knowledge during the course of and/or consequent upon his employment with the Company, and in particular the information relating to the Company’s business, its know-how, technology, suppliers, customers and the like are highly confidential and of great value to the Company, and constitute professional and trade secrets of the Company and the disclosure thereof could cause damages and losses to the Company.

14.2	The Employee undertakes to keep absolutely secret all the information and knowledge that has been or will be given to him and/or which will reach his knowledge during the course of and/or in consequence of his employment with the Company and which pertain to the Company in any manner or form, including technical or professional knowledge of the Company, trading and financial know-how, its engagements with suppliers, customers, contractors for its business, its plans, etc., and not to disclose the same to any other person or persons, nor enable the disclosure thereof by others, directly or indirectly, except in the scope of, or for the sake of, his employment in the Company, either during the period of his employment with the Company as well as after the termination, for any reason whatsoever, of his employment with the Company, without any limitation in time, with the exception of information which he is under a duty to disclose by law and information that has fallen into the public domain, otherwise than by reason of any act or omission of the Employee.
15.	Non-competition

The Employee undertakes that unless he receives the prior written consent of the Company, during the entire term of the existence of the employer-employee relationship between him and the Company and for a period of 24 months thereafter, for any reason whatsoever, he will not work for nor take part in the position of R&D Director or in a like position, directly or indirectly, in any business, whether incorporated or unincorporated, that competes with the Company or its business, all within the area of the State of Israel.

In addition the Employee undertakes that for a period of 24 months after the date of expiration of his employment with the Company, not to turn to or have any business connection whatsoever with any person or entity who, on the date of the termination of the Employee’s employment, were customers and/or suppliers of the Company, or were in negotiations with the Company in connection with the carrying out of any business with it and/or the Company’s employees and/or contractors and/or advisors, all this with the object of carrying out, directly or indirectly, any act which could interfere with the relationship between the Company and any of the parties mentioned above.

For the avoidance of any doubt the Employee’s undertaking for non-competition contained in this clause is in addition to the Employee’s undertaking to keep confidentiality mentioned in clause 14 above, and the amount of the Employee’s Salary has, inter alia, been set on reliance on this undertaking and constitutes appropriate consideration for such undertaking.

For the purpose of this clause 15 – “directly or indirectly” includes engaging as an independent owner, shareholder, partner, manager, agent, employee, clerk or advisor.

16.	Intellectual property

16.1	In this Agreement, the expression “development” means, any idea and/or invention and/or design and/or plan and/or document and/or software and/or computer programs of any kind whatsoever and/or process and/or system and/or procedure, all these including all and any accompanying documentation or annexed thereto, on any media whatsoever and including all the versions and copies thereof and everything stated and pertaining thereto or resulting therefrom, that have been developed and/or written and/or created by the Employee during the period of the employment, whether alone or together with others, in their entirety or in part.

16.2	It is agreed and declared that the developments are the Company’s full and exclusive property and that the Employee has no right therein whatsoever. For the avoidance of any doubt, the Employee hereby transfers and assigns to the Company all of his rights, including, but without derogating from the generality of that stated, the right of ownership which he has or will have, alone or jointly with others, in all the developments, whether they are registrable as a patent or protectable as copyright, or protectable as intellectual or material property in any other way.

16.3	For the avoidance of any doubt it is stated that the Company will be entitled to use and market the developments and also make changes and/or translations and/or derivative works thereof without the need of the Employee’s licence and without his being entitled by reason thereof to any consideration and the Company will further be entitled not to distribute any such developments and/or not to name the Employee as the originator of such development, if it is generally publicized.

16.4	The Employee will not be entitled to any payment or other consideration in respect of the developments in addition to regular Salary in respect of the period of his employment in the Company. This undertaking serves an agreement with respect to section 134 of the Patents Law, 5727-1967.

16.5	In connection with any one of the developments which are the Company’s property and/or which has been conferred upon it as stated above, the Employee undertakes to convey all information and particulars and also, at the Company’s request, to promptly sign any document, including a specific transfer of ownership to the Company and effect any act that is reasonably required in order to enable the Company to register a patent, copyright or other protection, in any country whatsoever, or to realize its rights in any other way.
This undertaking is in addition to and does not derogate from any other right of the Company by law.

17.	Miscellaneous
17.1	This Agreement is subject to the approval by the Board of Directors of the Company and be of no binding effect on the Company until such approval has been received.

17.2	This Agreement encompasses the agreement between the parties and no negotiations, statement, representation, undertaking or agreement, if at all, whether in writing or by word of mouth, expressly or impliedly between the parties prior to the signature of this Agreement, will be of any effect.

17.3	With the exception of the matters for which it has been expressly provided that the Company will gross up the tax payments, it is hereby agreed that the Employee will bear all taxes and other compulsory payments that will apply to him in respect of all the amounts that will be paid to him under this Agreement and in respect of all the benefits and/or advantages that will be conferred upon him, and the Company will deduct from his Salary the amount of any tax and/or other compulsory payment the deduction of which is required by any law.

17.4	No conduct by any of the parties will be deemed to be a waiver of any of that party’s rights hereunder or under any law and/or as a waiver or consent on its part to any breach or non-performance of any condition whatsoever unless such waiver, consent, delay, variation, cancellation or addition has been made or given expressly and in writing.

17.5	No modification to this Agreement will be of any effect nor may any of the conditions thereof be varied without a written document bearing the signature of the parties. For the avoidance of any doubt it is clarified that none of the conditions of this Agreement may be varied by way of conduct, custom, and the like.

17.6	The addresses of the parties for the purposes of this Agreement are as set out below:

The Company – The Employee –

Any notice that will be sent by registered mail by one party to the other according to the above address will be deemed to have been received by the addressee from the time of being posted in an Israeli Post Office, and if served personally – from the time of its service and, if despatched by fax, at the end of the transmission thereof.
In witness whereof the parties have set their hands:

/s/ Zeev Bronfeld The Company	/s/ Yoseph Shaaltiel The Employee
Metabogal Ltd.